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EXHIBIT 99.1

                         LEXINGTON PRECISION CORPORATION
                                767 THIRD AVENUE
                               NEW YORK, NY 10017


FOR IMMEDIATE RELEASE

LEXINGTON PRECISION AMENDS EXCHANGE OFFER FOR SENIOR SUBORDINATED NOTES

NEW YORK, September 18, 2003 - Lexington Precision Corporation (OTC: LEXP) announced today that it has further amended its exchange offer to holders of record, as of July 1, 2002, of its 12 3/4% Senior Subordinated Notes (the "Old Notes"), and extended the expiration date of the amended exchange offer from September 30, 2003, to 5:00 p.m., New York City Time, on October 7, 2003. The company will shortly be distributing an offering circular supplement (the "Supplement") setting forth in detail the terms of the amended exchange offer.

The following are the principal changes to the terms of the exchange offer being effected pursuant to the Supplement:

     1. The interest rate on the new senior subordinated notes (the "New Notes"), to be issued in the exchange offer has been increased to 12% from 11 1/2%.

     2. The maturity date of the New Notes has been extended to August 1, 2009; previously, the maturity date of the New Notes was to be August 1, 2007.

     3. The expiration date of the common stock purchase warrants (the "Warrants") to be issued pursuant to the exchange offer has been extended to August 1, 2009, from August 1, 2007, and the date upon which the Warrants become exercisable and detachable from the New Notes has been extended to August 1, 2005, from January 1, 2004.

     4. The participation fee has been eliminated; previously, each tendering holder was to receive a participation fee equal to 3% of the principal amount of Old Notes tendered and not withdrawn.

The amended exchange offer is a component of a comprehensive financial restructuring plan that would also involve a refinancing of the company's senior secured credit facilities, the repurchase, at a discount, of the company's 10 1/2% Senior Note, an extension of the principal amount of the company's 14% Junior Subordinated Notes, and a conversion of the accrued interest on the 14% Junior Subordinated Notes to common stock. The completion of the amended exchange offer will be subject to a number of conditions precedent, including the refinancing or retirement of all of the company's debt, other than the Old Notes, on terms satisfactory to the company. The company decided to amend the exchange offer in order to enhance the likelihood of its completing a refinancing of its senior, secured debt on satisfactory terms.








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Lexington Precision Corporation
September 18, 2003
Page 2


Under the terms of the amended exchange offer, tendering holders of Old Notes will receive New Notes in a principal amount equal to the sum of the principal amount of Old Notes tendered plus the accrued interest thereon for the period August 1, 1999, through the day before the date the amended exchange offer is consummated. If the amended exchange offer is consummated on October 10, 2003, the accrued interest would total $534.4375 for each $1,000 principal amount of Old Notes tendered. If all of the Old Notes are tendered, and the exchange offer is completed on October 10, 2003, $14,650,000 of accrued interest will be converted into New Notes.

Interest on the New Notes will accrue from the date the amended exchange offer is consummated, and will be payable quarterly on each February 1, May 1, August 1, and November 1, commencing on February 1, 2004.

Each $1,000 principal amount of New Notes will be issued with Warrants to purchase 10 shares of common stock at a price of $3.50 per share at any time during the period from August 1, 2005, through August 1, 2009. Prior to August 1, 2005, the Warrants will not be detachable from, and will be transferable only as a unit with, the New Notes

The amended exchange offer will expire at 5:00 p.m., New York City Time, on October 7, 2003, unless extended by the company.

The completion of the amended exchange offer is subject to the condition that at least 99% of the aggregate principal amount of the Old Notes is tendered for exchange and not withdrawn. As of September 18, 2003, $27,209,000 principal amount of Old Notes, or 99.3% of the amount outstanding, had been tendered. If the exchange offer is completed, the company does not presently intend to pay principal or accrued interest in respect of untendered Old Notes.

The company has discussed the amendment to the exchange offer with representatives of the four largest holders of the Old Notes, who have indicated their intention to continue to participate in the exchange offer, as amended. The four largest holders control, in the aggregate, $20,490,000 principal amount of the Old Notes, or 74.7% of the $27,412,000 outstanding.

Holders who have tendered their Old Notes and wish to participate in the amended exchange offer do not need to take any further action. Holders who have not tendered their Old Notes but wish to participate in the amended exchange offer should follow the directions for tendering notes set forth in the Supplement. Holders who have tendered their Old Notes but do not wish to participate in the amended exchange offer should follow the directions for withdrawing tendered notes set forth in the Supplement.

Lexington Precision Corporation manufactures rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact: Warren Delano (212) 319-4657